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                                   EXHIBIT A.
                                   ----------


                   [Letterhead of Bankgesellschaft Berlin AG]


                                           February 21, 2003


The Board of Directors
Aberdeen Australia Equity Fund, Inc.
Gateway Center 3
100 Mulberry Street
Newark, New Jersey 07102


Gentlemen:


         We applaud your decision, announced in the Fund's press release of February 19, 2003, to engage in an in-kind tender offer for 40% of the Fund's outstanding shares at a discount to the shares' net asset value of 10%. We believe that such an offer is in the best interests of the Fund's stockholders and intend to participate in it. As you know, in order for such participation to be permissible, we must receive exemptive relief from the Securities and Exchange Commission, pursuant to subsection 17(b) of the Investment Company Act of 1940, from the prohibitions set forth in subsection 17(a) of the Investment Company Act, and we anticipate initiating the process of obtaining such relief in the near future. We appreciate your stated intention to coordinate the timing of the offer to enable all stockholders to participate in it.

         In light of your decision to make the offer, we hereby withdraw our notice, delivered to the Fund on December 20, 2002, of the nomination of an opposing slate of directors for election at the Fund's 2003 annual meeting of stockholders and of our intention to submit proposals at that meeting to terminate the Fund's management and investment advisory agreements with subsidiaries of Aberdeen Investment Management, PLC and to delete the word "Aberdeen" from the Fund's name.

                                            Very truly yours,

                                            BANKGESELLSCHAFT BERLIN
                                            Aktiengesellschaft

                                            By:           /s/ Dirk Kipp
                                                --------------------------------
                                                Name:  Dirk Kipp
                                                       -------------------------
                                                Title: Managing Director
                                                       -------------------------

                                            By:          /s/ Moritz Sell
                                                --------------------------------
                                                Name:  Moritz Sell
                                                       -------------------------
                                                Title: Director
                                                       -------------------------